Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports First Quarter 2016 Results

PHOENIX, Ariz. — April 28, 2016— Insys Therapeutics, Inc. (NASDAQ: INSY) ("Insys" or "the Company") today announced financial results for the three-month period ended March 31, 2016.

Highlights of and subsequent to the first quarter of 2016 include:

●	Total net revenue decreased to $62.0 million, compared to $70.8 million for the first quarter of 2015;

●	Revenue from Subsys® (fentanyl sublingual spray) was $62.0, down 12% compared with first quarter 2015 revenue of $70.5 million;

●	Net income was $2.4 million, or $0.03 per basic and $0.03 per diluted share, compared to net income of $8.0 million, or $0.11 per basic and $0.11 per diluted share, for the first quarter of 2015;

●	Cash, cash equivalents and investments were $200 million as of March 31, 2016;

●	Insys enrolled the first patient in its Phase II study for the treatment of infantile spasms using pharmaceutical CBD;

●	U.S. Food and Drug Administration extended the Prescription Drug User Fee Act (PDUFA) action date for SyndrosTM (dronabinol oral solution) from April 1, 2016 until July 1, 2016; and

●

Patent Trial and Appeal Board (PTAB) of the United States Patent and Trademark Office (USPTO) declined to institute an inter partes review of U.S. Patent Nos. 8,486,972, 8,835,459 and 8,835,460, which cover the fentanyl formulation of Subsys.

“While our Subsys sales were lower than expected during the first quarter, we look forward to realizing the many exciting opportunities for continued growth and long-term value for Insys shareholders through the commercialization of our pipeline,” said Dr. John N. Kapoor, Chairman, President and Chief Executive Officer, of Insys Therapeutics. “We fully expect Syndros to be the next product in our commercial portfolio and are preparing for its launch, assuming FDA approval. We expect to remain profitable and intend to advance our promising pipeline of sublingual spray products and CBD product candidates,” he concluded.

First Quarter 2016 Financial Results

Net revenue for the first quarter of 2016 was $62.0 million compared to $70.8 million for the first quarter of 2015, a decrease of 12%. The results reflect a decline in Subsys demand, as Subsys prescription volumes were down, as well as a reduction in Subsys wholesale channel inventory levels.

Gross margin was 92.5% for the first quarter of 2016 compared with 91.0% for the first quarter of 2015.

Sales and marketing expense was $19.8 million during the first quarter of 2016, or 32% of net revenue, compared to $20.9 million, or 30% of net revenue, for the first quarter of 2015.

Research and development expense increased to $20.5 million for the first quarter of 2016, compared to $10.6 million for the first quarter of 2015, largely due to incremental investment in pipeline products.

General and administrative expense increased to $14.7 million for the first quarter of 2016, compared to $13.2 million for the first quarter of 2015.

Income tax expense was $131,000 for the first quarter of 2016, compared to $3.7 million during the first quarter of 2015.

Net income for the first quarter of 2016 was $2.4 million, or $0.03 per basic and $0.03 per diluted share, compared to net income of $8.0 million, or $0.11 per basic and $0.11 per diluted share, for the first quarter of 2015. Non-GAAP adjusted net income for the first quarter of 2016 was $8.2 million, or $0.11 per diluted share, compared to non-GAAP adjusted net income of $23.5 million, or $0.31 per diluted share, in the prior year quarter. The reconciliation of net income to non-GAAP adjusted net income is included at the end of this press release.

Liquidity

The Company had $200 million in cash, restricted cash, cash equivalents, and short-term and long-term investments, no debt, and $250 million in stockholders' equity as of March 31, 2016.

As previously disclosed, on November 5, 2015, the Insys’ Board of Directors approved the repurchase of up to $50 million of the Company's common stock.  As of March 31, 2016, the Company had expended approximately $30 million to repurchase approximately 1.2 million shares of common stock outstanding. Insys intends to finance the remainder of any share repurchases in this program through available cash on hand.

Conference Call

Insys management will host its first quarter 2016 conference call as follows:

Date: April 28, 2016

Time: 10:00 a.m. EDT
Toll free (U.S): (877) 349-4844
International: (262) 558-6141
Live webcast: www.insysrx.com under the “Investor Relations” section

A telephone replay will be available shortly after the completion of the call for one week by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering conference call ID number 92585062.

A live audio webcast and archive of the call will also be available at www.insysrx.com.

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets one product, Subsys® (fentanyl sublingual spray). The Company submitted a New Drug Application to the U.S. Food and Drug Administration for SyndrosTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol.

Subsys® and SyndrosTM are trademarks of Insys Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements including regarding our (i) belief that 2016 will be a pivotal year for the Company, (ii) expectations that we will remain profitable and relating to future revenue generated by Subsys, (iii) expectations for our research and development and clinical efforts, including statements related to our pipeline resulting in many exciting opportunities for continued growth and long-term value for our stockholders and our belief that SyndrosTM can obtain FDA approval and become a new treatment option for patients suffering from chemotherapy induced nausea and vomiting, as well as those fighting anorexia associated with AIDS and has distinct advantages over the current formulation of dronabinol in soft gel capsule and (iv) our belief that our non-GAAP measures can be a meaningful indicator to both our management and investors. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of comprehensive income (loss) and cash flow data prepared in accordance with GAAP. In addition, the Company's definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

●	Interest income (expense), net;

●	The recorded provision for income taxes;

●	Depreciation and amortization; and

●	Non-cash expenses, such as stock compensation expense and accrual for expected litigation judgment.

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash and non-recurring operating expenses that may be subject to uncontrollable factors not reflective of the Company's true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income, plus:

●	The recorded provision for income taxes;

●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., accrual for expected litigation judgment); and

●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards and windfalls from employee stock option exercises.

Adjusted net income per diluted share is equal to Adjusted net income divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company's compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

— Financial tables follow —

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Net revenue	$61,962	$70,770
Cost of revenue	4,638	6,375
Gross profit	57,324	64,395

Operating expenses:
Sales and marketing	19,800	20,916
Research and development	20,535	10,602
General and administrative	14,699	13,246
Charges related to litigation award	-	8,000
Total operating expenses	55,034	52,764
Income from operations	2,290	11,631
Other income (expense),net	49	-
Interest income	225	125
Income before income taxes	2,564	11,756
Income tax expense	131	3,733
Net income	$2,433	$8,023

Net income per common share:
Basic	$0.03	$0.11
Diluted	$0.03	$0.11

Shares used in computing net income per common share:
Basic	71,592,089	70,916,828
Diluted	74,462,878	74,918,318

Percentage of Net revenue:

Net revenue	100.0%	100.0%
Cost of revenue	7.5%	9.0%
Gross profit	92.5%	91.0%

Operating expenses:
Sales and marketing	32.0%	29.6%
Research and development	33.1%	15.0%
General and administrative	23.7%	18.7%
Charges related to litigation award	0.0%	11.3%
Total operating expenses	88.8%	74.6%

Income from operations	3.7%	16.4%
Other income (expense),net	0.1%	0.0%
Interest income	0.4%	0.2%
Income before income taxes	4.1%	16.6%
Income tax expense	0.2%	5.3%
Net income	3.9%	11.3%

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31,	December 31,
	2016	2015
ASSETS:
Cash and cash equivalents including restricted cash	$73,819	$79,515
Short-term investments	89,808	79,576
Accounts receivable, net	20,963	48,459
Inventories	32,241	41,715
Prepaid expenses and other current assets	3,919	3,973
Long-term investments	36,443	43,219
Other non-current assets	67,829	54,739
Total assets	$325,022	$351,196

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable and accrued expenses	$75,027	$97,494
Stockholders' equity	249,995	253,702
Total liabilities and stockholders' equity	$325,022	$351,196

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Net income	$2,433	$8,023
Adjustments to arrive at EBITDA:
Interest (income)	(225)	(125)
Income tax expense	131	3,733
Depreciation and amortization expense	1,527	1,175
EBITDA	3,866	12,806
Non-cash stock compensation expense	5,626	3,721
Charges related to litigation award	-	8,000
Adjusted EBITDA	$9,492	$24,527

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Net income	$2,433	$8,023
Income tax expense	131	3,733
Income before income taxes	2,564	11,756
Adjustments to arrive at Adjusted net income:
Non-cash stock compensation expense	5,626	3,721
Charges related to litigation award	-	8,000
Adjusted income before income taxes	8,190	23,477
Adjusted income tax provision	-	-
Adjusted net income	$8,190	$23,477

Adjusted net income per diluted share	$0.11	$0.31

Contact:

Lisa M. Wilson

President, In-Site Communications, Inc.

212-452-2793